Exhibit 99.1

Portion of script for telephone conversations with certain Bayer investors on June 21, 2016:

The Supervisory Board has discussed the proposed acquisition of Monsanto very intensively. The transaction proposal has been unanimously approved by the Supervisory Board. That means that there is full alignment between both corporate bodies on this acquisition and on the broader company strategy.

Let me now come to the planned transaction:

•                  First, we are convinced that the proposed transaction represents a unique and compelling opportunity for BAYER

•                  It creates a global leader in agriculture, which is a EUR 85bn long-term growth industry

•                  It also creates an innovation powerhouse with the potential for sustainable, innovation-driven industry leadership

•                  And it creates substantial value for BAYER shareholders driven by synergies, rapid EPS accretion, and longer-term growth acceleration via an enhanced offering for our customers

•                  Second, with this transaction we simply continue our successful strategy and our track record of active portfolio management, by which we have increasingly focused the company’s portfolio, have built world-leading platforms in Life Sciences, and have created substantial shareholder value

•                  BAYER has executed over EUR 50bn of M&A transactions since 2005 and has created substantial shareholder value

•                  BAYER has a proven track record of identifying and executing large M&A opportunities for building a world-class Life Science business - e.g. Aventis Crop Science, Roche OTC, Schering, Merck OTC

•                  MONSANTO is a highly consistent next step - moving BAYER’s agricultural business to the next level, creating a global innovation powerhouse in an industry leading position

•                  In this context, let me stress that BAYER is a Life Science company

•                  BAYER’s strategy was and is to focus on a Life Science portfolio, covering science based, innovation driven, growth business models for humans, animals, and plants

•                  BAYER’s crop science business is a core part of the BAYER portfolio

•                  It is BAYER’s responsibility and clear strategic objective to develop this business in line with industry opportunities

•                  In order to further develop our portfolio, MONSANTO represents the best available opportunity for BAYER to continue its consequent focus on attractive Life Science industries

•                  The current consolidation end-game in the agricultural industry represents a unique strategic opportunity for BAYER

•                  MONSANTO is available at the right point in the cycle

•                  MONSANTO is a global leader in seeds and biotech and is highly complementary to BAYER’s own Crop Science business

•                  A MONSANTO / BAYER combination will be a strong competitor in the agricultural industry

•                  There have been questions relating to our future ability to invest in our Healthcare portfolio. Let me stress in that context that BAYER’s healthcare businesses will benefit from a MONSANTO acquisition in the mid-to-long term

•                  BAYER has a track record of rapid deleveraging

•                  Given the strong cash flows of the combined business, the ability of BAYER to pursue larger-scale investment opportunities in healthcare will be strengthened in the mid-to-long term

•                  BAYER is acting in the long-term interest of all stakeholders, including shareholders, and has a proven track record of creating substantial shareholder value

•                  The Management of BAYER is in regular and intense dialogue with BAYER’s widely diversified investor base

•                  There is widespread support for the continuation of our long-term strategy of platform building in a focused set of attractive Life Science industries

•                  Of course, we are interested in our shareholders’ feedback, which we consider carefully and take seriously

•                  We understand that some shareholders have been surprised by our offer for MONSANTO — but it is also absolutely clear that there is no way we could have prepared the market / our investors for such a transaction

•                  We are fully committed to act in the best interest of our long-term shareholder base

•                  Our shareholders trust our management team to act in the best interest of BAYER and long-term value creation, which is why they have authorized us to continue to invest and to raise a certain amount of capital

•                  The BAYER Supervisory Board fully supports our management team and has unanimously approved the proposed transaction with MONSANTO

•                  One final point. Let me be very clear on this. A shareholder vote is not required by German law, and in addition to that it would create uncertainty and hence risk the success of the proposed transaction

•                  Under German law and given our existing capital authorizations, the decision on the transaction lies in the exclusive responsibility of the Board of Management and the Supervisory Board. We will take this responsibility seriously.

•                  The success of our offer at attractive terms and conditions for BAYER shareholders is also dependent  on the transaction not being subject to financing or shareholder approval conditions

Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Bayer management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Additional Information

This communication relates to a proposed offer by Bayer Aktiengesellschaft or its subsidiaries (“Bayer”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Monsanto Company, a Delaware corporation (“Monsanto”).  This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Monsanto.  No tender offer for the shares of Monsanto has commenced at this time.  At the time a tender offer for the shares of Monsanto is commenced, Bayer will file tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) with the Securities and Exchange Commission (the “SEC”) with respect to the tender offer.  Any definitive tender offer documents will be mailed to the stockholders of Monsanto.  STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE RELEVANT TENDER OFFER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES.  Stockholders of Monsanto will be able to obtain free copies of these documents (if and when available) and other documents filed by Bayer with the SEC through the website maintained by the SEC at www.sec.gov.